EXHIBIT 99.1

K-Com Business Coaching Corp.

Formerly Kirch Communications Corporation

[A Development Stage Company]

FINANCIAL STATEMENTS

FROM INCEPTION [August 19, 2003] TO MARCH 31, 2004

[WITH INDEPENDENT AUDITORS REPORT]

K-Com Business Coaching Corp.

[A Development Stage Company]

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

K-Com Business Coaching Corp. [a development stage company]:

We have audited the accompanying balance sheet of K-Com Business Coaching Corp., formerly Kirch Communications Corporation [a development stage company] as of  March  31, 2004, and the related statements of operations, stockholders' equity, and cash flows from inception [August 19, 2003] through March 31, 2004.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of K-Com Business Coaching Corp. [a development stage company] as of March 31, 2004, and the results of its operations and cash flows from inception [August 19, 2003] to March 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that K-Com Business Coaching Corp. will continue as a going concern.  As discussed in Note 2 to the financial statements, the Company has limited operating capital with no revenue from operations.  Realization of a major portion of the assets is dependent upon the Company’s ability to meet its future financing requirements, and the success of future operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustment that might result from the outcome of this uncertainty.

Mantyla McReynolds

Salt Lake City, Utah

October 15, 2004

K-Com Business Coaching Corp.

[A Development Stage Company]

Balance Sheet

March 31, 2004

ASSETS

Current Assets:
Cash in bank	$ 751
Advance to shareholder	1,120
Total Current Assets	1,871

Property (net)	10,787
Other Assets:
Investment - Note 6	30,000

Total Assets	$ 42,658

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
Current Liabilities:
Accounts payable	$ 0
Total Current Liabilities	0
Total Liabilities	0

Stockholders’ Equity:
Common Stock -- 100 shares authorized no par value; 100 shares issued and outstanding - Note 3	0
Additional Paid-in Capital	111,813
Deficit accumulated during the development stage	(69,155)
Total Stockholders’ Equity	42,658
Total Liabilities and Stockholders’ Equity	$ 42,658

See accompanying notes to financial statements

K-Com Business Coaching Corp.

[A Development Stage Company]

Statement of Operations

From Inception [August 19, 2003] through March 31, 2004

Revenues	$ 85,742

General & Administrative Expenses	154,897

Operating Loss	(69,155)

Net Loss Before Income Taxes	(69,155)

Provision for Income Taxes	0

Net Loss	$ (69,155)

Loss Per Share	$ (692)

Weighted Average Shares Outstanding-Note 1	100

See accompanying notes to financial statements

K-Com Business Coaching Corp.

[A Development Stage Company]

Statement of Stockholders' Equity

For the period from Inception [August 19, 2003] through March 31, 2004

	Common Shares	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Net Stockholders’ Equity
Balance, August 19, 2003	0	$ 0	$ 0	$ 0	$ 0
Shares issued to initial stockholders for cash and services	100	0	11,813		11,813
Additional contributed capital for stock to be issued when authorized (Note 3)	0	0	100,000		100,000
Net loss from August 19, 2003 (inception) to March 31, 2004				(69,155)	(69,155)
Balance, March 31, 2004	100	$ 0	$ 111,813	$ (69,155)	$ 42,658

See accompanying notes to financial statements

K-Com Business Coaching Corp.

[A Development Stage Company]

Statement of Cash Flows

For the period from Inception [August 19, 2003] through March 31, 2004

Cash Flows from Operating Activities
Net Loss	$ (69,155)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	1,113
Net Cash Used for Operating Activities	(68,042)

Cash Flow from Investing Activities:
Purchase of stock	(30,000)
Purchase of property	(11,900)
Advance to shareholder	(1,120)
Net Cash provided by Financing activities	(43,020)

Cash Flow from Financing Activities:
Proceeds from the issuance of stock	111,813
Net Cash provided by Financing activities	111,813

Net Increase in Cash	751

Beginning Cash Balance	0

Ending Cash Balance	$ 751

Supplemental Disclosure of Cash Flow Information:
Cash paid during the year for interest	$ 0
Cash paid during the year for income taxes	$ 0

See accompanying notes to financial statements

K-Com Business Coaching Corp.

[A Development Stage Company]

Notes to Financial Statements

March 31, 2004

Note 1

Organization and Summary of Significant Accounting Policies

(a) Organization

K-Com Business Coaching Corp. (the Company) was organized under the laws of the State of Utah on August 19, 2003 and has elected a fiscal year end of March 31st.  The Company was organized for the purpose of providing business consulting and any other lawful business.  The Company is considered a development stage company as defined in Statement of Financial Accounting Standards No. 7.  The Company has, at the present time, not paid any dividends and any dividends that may be paid in the future will depend upon the financial requirements of the Company and other relevant factors.

(b) Income Taxes

The Company applies the provisions of Statement of Financial Accounting Standards No. 109 [the Statement], Accounting for Income Taxes.  The Statement requires an asset and liability approach for financial accounting and reporting for income taxes, and the recognition of deferred tax assets and liabilities for the temporary differences between the financial reporting basis and tax basis of the Company’s assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled. Due to a loss from inception, the Company has no tax liability.  At this time the Company has no deferred taxes arising from temporary differences between income for financial reporting and income tax purposes.

(c) Net Loss Per Common Share

Loss per common share is based on the weighted-average number of shares outstanding.  There are no common stock equivalents outstanding, thus, basic and diluted loss per share calculations are the same.

(d) Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.  During the period ending March 31, 2004 the Company did not have non-cash investing or financing activities.

(e) Use of Estimates in Preparation of Financial Statements

The preparation of financial statements in conformity with U. S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

K-Com Business Coaching Corp.

[A Development Stage Company]

Notes to Financial Statements [continued]

March 31, 2004

Note 1

Organization and Summary of Significant Accounting Policies [continued]

(f) Revenue Recognition

The Company recognizes revenues in accordance with the Securities and Exchange Commission, Staff Accounting Bulletin (SAB) number 104, “Revenue Recognition.”  SAB 104 clarifies application of U. S. generally accepted accounting principles to revenue transactions.

To date, the Company has recognized revenue primarily from providing services to one customer.  The Company recognizes revenue when the earnings process is complete.  That is, the arrangements of the service are documented, the service has been performed, the pricing becomes final, and collectibility is reasonably assured.

The Company records accounts receivable for services which have been performed but for which money has not been collected.  The balance uncollected as of March 31, 2004 was $0.  For revenue paid in advance, the Company records a liability until the service is complete.  There was no outstanding unearned revenue as of March 31, 2004.

(g)

Impairment of Long-Lived Assets

The Company reviews long-lived assets, at least annually, to determine if impairment has occurred and whether the economic benefit of the asset (fair value for assets to be used and fair value less disposal costs for assets to be disposed of) is expected to be less than the carrying value. Triggering events, which signal further analysis, consist of a significant decrease in the asset’s market value, a substantial change in the use of an asset, a significant physical change in the asset, a significant change in the legal or business climate that could affect the asset, an accumulation of costs significantly in excess of the amount originally expected to acquire or construct the asset, or a history of losses that imply continued losses associated with assets used to generate revenue.  The Company has no long-lived assets as of December 31, 2003.

(a)

Advertising Costs

The Company expenses advertising costs as incurred.  For the period ending March 31, 2004, the Company incurred advertising and marketing costs of $4,500.

(j)

Recent Pronouncements

In June 2002, SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, was issued.  SFAS No. 146 requires recording costs associated with exit or disposal activities at their fair values when a liability has been incurred.  Under previous guidance, certain exit costs were accrued upon management's commitment to an exit plan, which is generally before a liability has been incurred.  The adoption of SFAS No. 146 did not materially impact the Company's consolidated results of operations, financial position, or cash flow.

K-Com Business Coaching Corp.

[A Development Stage Company]

Notes to Financial Statements [continued]

March 31, 2004

Note 1

Organization and Summary of Significant Accounting Policies [continued]

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure. SFAS No. 148 amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The adoption of SFAS No. 148 did not materially impact the Company’s results of operations, financial position, or cash flow.

SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liability and Equity ("SFAS No. 150") was issued in May 2003. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liability and equity in its statement of financial position. SFAS No. 150 became effective for the Company for new or modified financial instruments beginning June 1, 2003, and for existing instruments beginning June 28, 2003. The adoption of SFAS No. 150 does not have a material impact on the Company's Consolidated Financial Statements.

In November 2002, the Financial Accounting Standards Board (“FASB”) issued Financial Accounting Standards Board Interpretation No. (“FIN”) 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, which requires the guarantor to recognize as a liability the fair value of the obligation at the inception of the guarantee. The disclosure requirements in FIN 45 are effective for financial statements of interim or annual periods ending after December 15, 2002. Management believes the Company has no guarantees that are required to be disclosed in the financial statements. The recognition provisions are to be applied on a prospective basis to guarantees issued after December 31, 2002. The adoption of the recognition provisions of FIN 45 did not have a material impact on the Company's financial statements.

In January 2003, the FASB issued FIN No. 46, Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin ("ARB") No. 51. FIN No. 46, as revised in December 2003, addresses consolidation by business enterprises of variable interest entities. FIN No. 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. FIN No. 46 applies in the first year or interim period ending after December 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. The adoption of FIN No. 46 did not have a material impact on the Company's financial statements.

K-Com Business Coaching Corp.

[A Development Stage Company]

Notes to Financial Statements [continued]

March 31, 2004

Note 2

Going Concern

The Company has accumulated losses since inception totaling $79,942, and is still developing  operations as of March 31, 2004.   Financing for the Company’s limited activities to date has been provided primarily by the issuance of stock.  The Company’s ability to achieve a level of profitable operations and/or additional financing impacts the Company’s ability to continue as it is presently organized.  Management continues to develop its planned principal operations.  Should management be unsuccessful in its operating activities, the Company may experience material adverse effects.

Note 3

Common Stock/Subsequent Events

The Company at inception issued 100 shares of common stock to one initial stockholder in for services and capital contributed.  Throughout the following months, additional cash was contributed in to pay operating expenses.  These shares were returned to the Company and cancelled on August 26, 2004.

Effective August 30, 2003, the Company resolved to issue up to 200,000 shares of common stock during the calendar year 2003 pursuant to a Private Placement Exemption.  The Company was authorized to accept any proceeds from investors during the calendar year although shares were to be issued later, when the Company had sufficient common stock authorized by the Articles of Incorporation.

Effective January 5, 2004, the Company resolved to issue up to 500,000 shares of common stock during the calendar year 2004 pursuant to a Private Placement Exemption.  The proceeds from which to be accepted during the year, but the shares not to be issued until the Company had sufficient authorized shares available for issuance.

During the fiscal year ended March 31, 2004, the Company collected $100,000, as part of the Private Placement.  On August 27, 2004, the Company amended its Articles of Incorporation to increase the authorized common stock from 100 shares to 50,000,000 shares of par value $.001 common stock and to authorize 10,000,000 share of preferred stock with a par value of $.001.  Upon amendment to the Articles, the Company subsequently issued 100,000 shares of common stock for the funds collected as part of the Private Placement.

In June 2004, the Company issued 100,000 shares of common stock for cash collected pursuant to the Private Placement.

On August 26, 2004, the Company issued 1,000,000 restricted shares of common stock to an individual as consideration for services to be rendered by an individual.  This individual was appointed as the Company’s sole officer and director.

K-Com Business Coaching Corp.

[A Development Stage Company]

Notes to Financial Statements [continued]

March 31, 2004

Note 4

Income Taxes

Below is a summary of deferred tax asset calculations on net operating loss carry forward amounts.  Loss carry forward amounts expire in 2024.  Currently there is no reasonable assurance that the Company will be able to take advantage of a deferred tax asset, thus, an offsetting allowance has been established for the deferred asset.

Description	NOL Balance	Tax	Rate
Federal Income Tax	$ 69,155	$ 10,373	15%
State Income Tax	69,155	3,458	5%
Valuation allowance		(13,831)
Deferred tax asset 3/31/04		$ 0

 Note 5

Related Party Transactions

The Company paid/advanced $1,120 to a third party for medical expenses on behalf of a shareholder.  The amount is reimbursable within one year, bears interest at 5% and is non-secured.

Note 6

Investments

In September 2003, the Company invested $30,000 in an unrelated company.  The investment approximates 23% ownership of the company.  The Company accounts for this investment using the equity method, however, since no profit or loss estimate data for the period is available, the investment does not reflect the Company’s proportionate share.  The Company shall make the necessary adjustments as information becomes available.

Note 7

Subsequent Events

On September 29, 2004, in an arms length transaction not involving any affiliates or related parties, Java Express, Inc. acquired all the issued and outstanding stock of K-Com Business Coaching Corp, in exchange for 1,200,000 restricted shares of Java common stock, par value $0.001 per share.  K-Com is now a wholly-owned subsidiary of Java.  The value of the transaction was determined as a par value, share for share exchange.